Exhibit 10.1

AMENDMENT #2

TO

2005 STOCK AWARD AND INCENTIVE PLAN

WHEREAS, EDGAR Online, Inc. (the “Company”), maintains the 2005 Stock Award and Incentive Plan (the “Plan”) in order to aid the Company in attracting, retaining, motivating and rewarding employees and non-employee directors of the Company or its Subsidiaries or Affiliates (both as defined in the Plan), to provide for equitable and competitive compensation opportunities, to recognize individual contributions and reward achievement of Company goals, and promote the creation of long-term value for stockholders by closely aligning the interests of Participants (as defined in the Plan) with those of stockholders;

WHEREAS, the Board of Directors and the stockholders of the Company have approved an amendment to the Plan (“Amendment #2”) to increase the maximum number of shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), that may be issued under the Plan by one million (1,000,000) shares of Common Stock and to make clear that, under the Plan, the Company may not reprice stock options or stock appreciation rights without stockholder approval.

NOW THEREFORE, in accordance with the foregoing, the Plan shall be amended as follows:

1.	Effective as of the date hereof, Section 4(a) of the Plan is hereby amended, in its entirety, to read as follows:

“(a) The total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be (i) three million eighty-seven thousand five hundred (3,087,500) shares, plus (ii) the number of shares that, immediately prior to the Effective Date, remain available for new awards under the Preexisting Plans plus (iii) the number of shares subject to awards under the Plan or Preexisting Plans which become available in accordance with Section 4(b) after the Effective Date; provided, however, that the total number of shares with respect to which ISOs may be granted shall not exceed the number specified under clause (i) above. The total number of shares available is subject to adjustment as provided in Section 11(c). Any shares of Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.”

2.	The following language shall be inserted after the last sentence in Section 8(a) entitled Certain Provisions Applicable to Awards – Stand-Alone, Additional, Tandem and Substitution Awards:

Anything else in this Section 8(a) notwithstanding, no grant of an Award that would constitute a “repricing” as defined by Section 11(e) shall be made without the approval of stockholders.

3.	In all respects not amended by Amendment #2, the Plan is hereby ratified and confirmed.

IN WITNESS WHEREOF, and as evidence of the adoption of the amendment set forth herein, the appropriate officer of the Company has executed this Amendment #2, effective as of June 10, 2009.

EDGAR ONLINE, INC.

By:	/s/ Philip D. Moyer
Philip D. Moyer President and Chief Executive Officer